Exhibit 99.1

STERLING

Financial Corporation

111 North Wall Street

Spokane, WA 99201-0696

Sterling Financial Corporation of Spokane, Wash.,

Announces Proposed Private Placement of $555 Million of

Common Stock and Convertible Preferred Stock

SPOKANE, Wash. — May 3, 2010 — Sterling Financial Corporation (NASDAQ:STSA)announced today that it intends to offer approximately $555 million of securities to institutional accredited investors in a private placement transaction.

The securities to be offered are expected to consist of approximately 221.9 million shares of common stock at a per-share price of $0.20 and approximately 5.5 million shares of newly created Series D convertible participating voting preferred stock at a per-share price of $92.00 that are convertible into an aggregate of approximately 2.6 billion shares of common stock as described below.

Each share of Series D preferred stock will have a nominal liquidation preference, pay non-cumulative dividends on an as-converted basis if and when declared on the common stock, will vote as a class with respect to certain matters and on an as-converted basis together with the common stock as a single class, and will be mandatorily convertible into 460 shares of common stock, subject to adjustment, for each share of Series D preferred stock, upon receipt of certain post-closing shareholder approvals.

The company expects to contribute substantially all of the proceeds to Sterling Savings Bank to be used for general corporate purposes, which is expected to include the pay down of $275 million in liabilities and may include the funding of potential acquisitions.

The offering, which is subject to market and other conditions including the closing of other concurrent transactions, will be made only to institutional accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Sterling Financial Corporation Announces Proposed Private Placement Page 2 of 2

The offer and sale by the company of the common stock, Series D preferred stock and the common stock issuable upon conversion of the Series D preferred stock will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements
This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to Sterling’s ability to complete the transactions announced today. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.